Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
LENZ Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share, reserved for issuance under the Registrant's 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,567,239(2)	$11.55(4)	$18,101,611	0.00013810	$2,500.00
Equity	Common Stock, par value $0.00001 per share, reserved for issuance under the Registrant's 2024 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	313,447(3)	$9.82(5)	$3,078,050	0.00013810	$426.00
Total Offering Amounts					$21,179,661		$2,926.00
Total Fee Offsets(6)							–
Net Fee Due							$2,926.00
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant's 2024 Equity Incentive Plan (the “2024 Plan”) or the Registrant's 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock.

(2) Represents an automatic increase in the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2024 Plan as a result of the annual evergreen increase under the 2024 Plan.

(3) Represents an automatic increase in the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2024 ESPP as a result of the annual evergreen increase under the 2024 ESPP.

(4) Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $11.55, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on March 19, 2026 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(5) Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.82, which is 85% of the average of the high and low prices of shares of Common Stock on Nasdaq on March 19, 2026 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2024 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on (i) the first trading day of the offering period or (ii) the exercise date.

(6) The Registrant does not have any fee offsets.